SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of this 20th day of December, 2013 by and among THE PRIVATEBANK AND TRUST COMPANY (“Lender”), LAWSON PRODUCTS, INC., a Delaware corporation (“Lawson Products Delaware”), LAWSON PRODUCTS, INC., an Illinois corporation (“Lawson Products Illinois”), DRUMMOND AMERICAN LLC, an Illinois limited liability company (“Drummond American”), CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company (“Cronatron Welding”), SHIRE DIVESTITURE COMPANY, a Nevada corporation (“Shire Divestiture”), BARON DIVESTITURE COMPANY, an Illinois corporation (“Baron Divestiture”), and AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation (“Automatic Screw Machine”; Lawson Products Delaware, Lawson Products Illinois, Drummond American, Cronatron Welding, Shire Divestiture, Baron Divestiture and Automatic Screw Machine are individually referred to herein each as a “Borrower” and collectively as “Borrowers”).
W I T N E S S E T H:
WHEREAS, Lender and Borrowers are party to that certain Loan and Security Agreement dated as of August 8, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);
WHEREAS, Borrowers have requested that Lender agree to amend the Loan Agreement in certain respects as set forth herein; and
WHEREAS, Lender is willing to make such amendments, subject to the terms, conditions and other provisions hereof.
NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:
Section 1    Incorporation of the Loan Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Loan Agreement, and the Loan Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Loan Agreement are inconsistent with the amendments set forth in Section 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Loan Agreement and the other Loan Documents shall remain in full force and effect and the provisions thereof shall be binding on the parties hereto.

Section 2    Amendment of the Loan Agreement. Upon satisfaction of the conditions precedent set forth in Section 3 of this Amendment and in reliance on the representations and warranties made by the Loan Parties set forth herein, the Loan Agreement is hereby amended as follows:

(a)    The following definitions set forth in Section 1.1 of the Loan Agreement are amended and restated in their entirety to read as follows:

“Applicable Margin shall mean the margin set forth below with respect to LIBOR Rate Revolving Loans as in effect from time to time, as applicable:

Level	Total Debt to EBITDA Ratio	LIBOR Rate Revolving Loans Applicable Margin
I	< 2.00 to 1.00	1.50%
II	≥ 2.00 to 1.00	1.85%

; provided, that the initial Applicable Margin set forth above shall not take effect until five (5) Business Days after receipt of the Loan Parties’ and their Subsidiaries’ quarterly financial statements for the fiscal quarter ending as of December 31, 2013. Thereafter, the Applicable Margin shall be adjusted five (5) Business Days after receipt of the Loan Parties’ and their Subsidiaries quarterly financial statements based on the Loan Parties’ and their Subsidiaries’ Total Debt to EBITDA Ratio for the 3 month period ending on the date of calculation as shown on such financial statements (provided that, if Borrowers fail to deliver such financial statements within the time period required by this Agreement, the Applicable Margin shall conclusively be presumed to be equal to the highest level set forth on the chart above from the date such financial statements were required to be delivered until five (5) Business Days after receipt of such financial statements).
If, as a result of any restatement of or other adjustment to the financial statements of Loan Parties and their Subsidiaries or for any other reason with respect to an error in calculation, the Lender determines that (a) the Total Debt to EBITDA Ratio as calculated by Borrowers as of any applicable date was inaccurate and (b) a proper calculation of the Total Debt to EBITDA Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher pricing for such period, Borrowers shall automatically and retroactively be obligated to pay to Lender promptly on demand by Lender, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Total Debt to EBITDA Ratio would have resulted in lower pricing for such period, Lender shall have no obligation to repay any interest or fees to Borrowers; provided that if, as a result of any restatement or other adjustment a proper calculation of the Total Debt to EBITDA Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amount of interest and fees paid for all such periods.
Hedging Obligation shall mean, with respect to any Person, any liability of such Person under any Hedging Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under any Hedging Agreement.

Interest Period shall mean, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter as selected by Representative pursuant to Section 2.5.2 or 2.5.3, as the case may be; provided that:
(a)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(b)    any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(c)    Representative may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Maturity Date; and
(d)    [reserved].
Obligations shall mean any and all obligations, liabilities and indebtedness (including post-petition interest, whether allowed or not) of each Loan Party to Lender or to any Affiliate of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance, Hedging Obligations and Bank Product Obligations), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law. Notwithstanding the foregoing, the term Obligations shall exclude any Excluded Swap Obligation.
Notes shall mean, collectively, the Revolving Notes.
Revolving Loan Commitment shall mean an amount equal to Forty Million and No/100 Dollars ($40,000,000.00); provided that, the Revolving Loan Commitment may be reduced pursuant to Section 2.6.4 hereof.
Total Debt to EBITDA Ratio shall mean the ratio of Total Debt to EBITDA for any applicable period; provided that, effective as of the time that Nelson Stud Welding, Inc., a Delaware corporation consummates the purchase of the Purchased Assets (as such term is defined in the Purchase Agreement) from Automatic Screw Machine pursuant to the terms and conditions of the Purchase Agreement, notwithstanding anything to the contrary set forth in this Agreement, the EBITDA of Automatic Screw Machine shall be excluded from the EBITDA of Borrowers and their Subsidiaries on a trailing 3 month basis for purposes of calculating the Total Debt to EBITDA Ratio hereunder.”

(b)    Section 1.1 of the Loan Agreement is amended to add the following definitions in their entirety in appropriate alphabetical order to read as follows:

“Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
Excluded Swap Obligation means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.
Fixed Charges shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all indebtedness of Borrowers and their Subsidiaries, on a consolidated basis, for borrowed money (excluding the Obligations), plus scheduled payments of principal during the applicable period with respect to all Capital Lease Obligations of Borrowers and their Subsidiaries, on a consolidated basis, plus scheduled payments of cash interest during the applicable period with respect to all indebtedness of Borrowers and their Subsidiaries, on a consolidated basis, for borrowed money (including the Obligations and Capital Lease Obligations), plus unfinanced Capital Expenditures of Borrowers and their Subsidiaries, on a consolidated basis, during the applicable period, plus all dividends or other distributions by Borrowers and their Subsidiaries, on a consolidated basis, payable in cash to equityholders thereof during the applicable period, plus cash payments during the applicable period in respect of income or franchise taxes of Borrowers and their Subsidiaries, on a consolidated basis.
Purchase Agreement shall mean that certain Asset Purchase Agreement by and between Nelson Stud Welding, Inc., a Delaware corporation (“Buyer”), Automatic Screw Machine, Baron Divestiture and Lawson Products Delaware dated as of October 11, 2013, as amended, restated, supplemented or otherwise modified from time to time.
Second Amendment shall mean that certain Second Amendment to Loan and Security Agreement dated as of the Second Amendment Effective Date between the Borrowers and Lender.
Second Amendment Effective Date shall mean December 20, 2013.

Specified Event of Default an Event of Default under (i) Section 15.1 or (ii) Section 15.2 solely with respect to Section 14 (Financial Covenants).
Swap Obligation means any Hedging Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.”
(c)    Section 1.1 of the Loan Agreement is amended to delete the following definitions in their entirety: “Conversion Date”, “Final Period”, “Final Period Commencement Date”, “Initial Period”, “Initial Period Termination Date”, “Term Loan” and “Term Notes”.

(d)    Clauses (b) and (c) of Section 2.1 (Revolving Loans) of the Loan Agreement are amended and restated in their entirety to read as follows:

“(b)    The aggregate unpaid principal balance of the Revolving Loans shall not at any time exceed the lesser of (i) Revolving Loan Availability minus the Letter of Credit Obligations, and (ii) the Revolving Loan Commitment minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds either Revolving Loan Availability or the Revolving Loan Commitment, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit within Revolving Loan Availability, Borrowers shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Revolving Loans to eliminate such excess.
(c)    [Reserved].”
(e)    Section 2.2 (Term Loan) of the Loan Agreement is amended and restated in its entirety to read as follows:

“2.2    [Reserved].”
(f)    Section 2.5.1 (Various Types of Loans) of the Loan Agreement is amended and restated in its entirety to read as follows:

“2.5.1    Various Types of Loans. Each Revolving Loan shall be divided into tranches which are, either Base Rate Loans or LIBOR Loans (each a “type” of Loan), as Representative shall specify in the related notice of borrowing or conversion pursuant to Section 2.5.2 or 2.5.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups.” Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than four (4) different Groups of LIBOR Loans shall be outstanding at any one time.”
(g)    Section 2.6 (Repayments) of the Loan Agreement is amended and restated in its entirety to read as follows:

“2.6    Repayments. The Obligations shall be repaid as follows:

2.6.1    Repayment of Revolving Loans. The Revolving Loans and all other Obligations shall be repaid on the Maturity Date.
2.6.2    [Reserved].
2.6.3    [Reserved].
2.6.4    Optional Terminations to Revolving Loan Commitment. Subject to the prepayment premium set forth below, the Representative shall have the right, at any time and from time to time, upon five (5) Business Days prior notice to Lender, to terminate and in whole or in part (but if in part, then in an amount not less than $5,000,000) the Revolving Loan Commitment, provided that the Revolving Loan Commitment may not be reduced to an amount less than the aggregate principal amount of the Revolving Loans then outstanding and Letter of Credit Obligations then outstanding. Any termination of the Revolving Credit Commitment pursuant to this Section may not be reinstated. If, during the term of this Agreement, Representative elects to terminate all or any portion of the Revolving Loan Commitment (such amount, the “Revolving Loan Commitment Termination Amount”), Borrowers agree to pay to Lender as a prepayment fee, in an amount equal to two percent (2%) of the Revolving Loan Commitment Termination Amount if such prepayment occurs on the day or any day prior to June 30, 2014.
2.6.5    Mandatory Prepayments of the Loans.
(a)    Sales of Assets. Upon receipt of the proceeds of (i) the sale or other disposition of any Collateral, assets or other property of any Borrower or any Subsidiary, including, without limitation, the Illinois Property (other than the Permitted Intercompany Transfers), or (ii) any of the Collateral, any asset or other property of any Borrower or any Subsidiary, including, without limitation, the Illinois Property, that is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by Borrowers to Lender as a mandatory prepayment of the Loans, such payment to be applied first to repay outstanding principal of the Revolving Loans until paid in full (without a concomitant reduction in the Revolving Loan Commitment), and then against the other Obligations, as determined by Lender, in its sole discretion.
(b)    Equity Contributions. Upon receipt of the proceeds of any equity contribution by any Borrower (whether or not pursuant to the issuance of any additional capital stock or other equity interests therefor) (other than contributions made by any other Borrower to such Borrower), the proceeds thereof shall be paid by such Borrower to Lender as a mandatory prepayment of the Loans, such payment to be applied first to repay outstanding principal of the Revolving Loans until paid in full (without a concomitant reduction in the Revolving Loan Commitment), and then against the other Obligations, as determined by Lender, in its sole discretion.
(c)    Construction of Mandatory Prepayment Provisions. Nothing in this Section 2.6.5 shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
2.6.6    Setoff. Each Borrower, for itself, and each other Loan Party, agrees that Lender has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, each Borrower, for itself, and each other Loan Party, agrees that at any time any Event of Default exists, Lender may apply to the payment of any Obligations of Borrowers and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of any Borrower (other than deposit accounts used exclusively for (a) payroll or (b) employee benefits) and each other Loan Party then or thereafter with Lender.”
(h)    Clauses (a) and (b) of Section 4.1 (Interest, Fees and Charges) are amended and restated in their entirety to read as follows:

“(a)    (i) Commencing with the Closing Date and continuing at all times thereafter until one (1) day prior to the first anniversary of the Closing Date, the Base Rate in effect from time to time, and (ii) commencing with the first anniversary of the Closing Date and continuing at all times thereafter, the Base Rate in effect from time to time. Such interest shall be payable on the first Business Day of each month in arrears for interest through the last day of the prior month. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Base Rate effective on the effective date of each such change in the Base Rate.
(i) Commencing with the Closing Date and continuing at all times thereafter until one (1) day prior to the first anniversary of the Closing Date, two and three-quarters of one percent (2.75%) in excess of the LIBOR Rate for the applicable Interest Period, per annum, such rate to remain fixed for such Interest Period, (ii) commencing with the first anniversary of the Closing Date and continuing at all times thereafter until one (1) day prior to the Second Amendment Effective Date, two and one-half of one percent (2.50%) in excess of the LIBOR Rate for the applicable Interest Period, per annum, such rate to remain fixed for such Interest Period, and (iii) commencing with the Second Amendment Effective Date and continuing at all times thereafter, the Applicable Margin with respect to LIBOR Loans in excess of the LIBOR Rate for the applicable Interest Period, per annum, such rate to remain fixed for such Interest Period. Such interest shall be payable on the last Business Day of such Interest Period and, with respect to two (2) and three (3) month Interest Periods, on the same date of each month as the initial date of the Interest Period during such Interest Period and at maturity.”
(i)    Section 4.3.3 (Unused Line Fee) of the Loan Agreement is amended and restated in its entirety to read as follows:

“4.3.3    Unused Line Fee: Borrowers shall pay to Lender an unused line fee of 0.375% of the difference between the Revolving Loan Commitment and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each month. Such fee shall be fully earned by Lender on the first day of each month and payable monthly in arrears on the first Business Day of each month with respect to all activity through the last day of the prior month. Said fee shall be calculated on the basis of a 360 day year.”
(j)    Section 4.3.5 (Collateral Monitoring Fee) of the Loan Agreement is amended and restated in its entirety to read as follows:

“4.3.5    Collateral Monitoring Fee: Borrowers shall pay to Lender an annual collateral monitoring fee of Twenty Thousand Dollars ($20,000), which fee shall be fully earned by Lender and payable by Borrowers on the Closing Date and on each anniversary of the Closing Date thereafter.”
(k)    Section 8.1 (Lockbox and Lockbox Account) of the Loan Agreement is amended and restated in its entirety to read as follows:

“8.1    Lockbox and Lockbox Account. Each Loan Party shall direct all of their Account Debtors to make all payments on the Accounts directly to a mailing address designated by, and under the exclusive control of, Lender, at Lender (the “Lockbox”); provided, that with the consent of Lender, each Loan Party may collect payments and remotely scan such checks to Lender in a manner satisfactory to Lender (“Remote Scanning”) on a daily basis as such checks are received. Loan Parties shall establish an account (the “Lockbox Account”) in Loan Parties’ name, for the benefit of Lender, with Lender, into which all payments received in the Lockbox shall be deposited, and into which each Loan Party will immediately deposit all payments received by any Loan Party on Accounts in the identical form in which such payments were received, whether by cash or check. If any Loan Party, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of any Loan Party or any Affiliate or Subsidiary, or any other Person acting for or in concert with any Loan Party shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral related to Accounts, each Loan Party and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lockbox Account in a manner satisfactory to Lender including by Remote Scanning. Any financial institution with which the Lockbox Account is established shall acknowledge and agree, in a manner satisfactory to Lender, that the checks, instruments, and other property in such Lockbox and Lockbox Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lockbox and Lockbox Account without further consent from any Loan Party, the financial institution will not accept instructions of any Loan Party with respect to the Lockbox Account, that such financial institution has no right to setoff against the Lockbox or Lockbox Account or against any other account maintained by such financial institution into which the contents of the Lockbox or Lockbox Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Lender, funds deposited in the Lockbox Account on a daily basis as such funds are collected; provided that if the

Lockbox Account is at Lender, the daily ledger balance of such accounts as of the beginning of each Business Day shall be transferred to Lender each Business Day for application in accordance with Section 8.3. Commencing on the Closing Date and at all times thereafter, Loan Parties agree that all payments made to such Lockbox Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral related to Accounts, will be applied on account of the Revolving Loans in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred and is continuing, payments received by Lender shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Lender, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence and continuance of an Event of Default; provided further, that so long as no Event of Default has occurred and is continuing, the immediately available funds in such cash collateral account may be disbursed, at Loan Parties’ discretion, to Representative so long as after giving effect to such disbursement, Borrowers’ availability under Section 2.1 hereof at such time, equals or exceeds the outstanding Revolving Loans at such time. Loan Parties agree to pay all customary fees, costs and expenses in connection with opening and maintaining the Lockbox and Lockbox Account. All of such fees, costs and expenses if not paid by Loan Parties, may be paid by Lender (if at a financial institution other than Lender) or otherwise charged to Loan Parties and in such event all amounts paid by Lender or charged by Lender shall constitute Obligations hereunder, shall be payable to Lender by Loan Parties upon demand, and, until paid, at the option of Lender, shall bear interest at the Default Rate then applicable to Base Rate Revolving Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Accounts or other Collateral related to Accounts shall be endorsed by the applicable Loan Party to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on such Loan Party’s behalf. For the purpose of this section, each Loan Party irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Loan Party’s true and lawful attorney and agent-in-fact (i) to endorse such Loan Party’s name upon said items of payment and/or Proceeds of Accounts or upon other Collateral related to Accounts, including, without limitation, any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of any Loan Party or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lockbox or postal box into which any of such Loan Party’s mail is deposited, and open and process all mail addressed to such Loan Party and deposited therein.”
(l)    Section 8.3 (Application of Account Related Proceeds) of the Loan Agreement is amended and restated in its entirety to read as follows:

“8.3    Application of Account Related Proceeds. Commencing on the Closing Date and at all times thereafter, (a) for purposes of calculating interest and fees, Lender shall, within one (1) Business Day after application of the daily ledger balance to the Revolving Loans as set forth in the immediately following sentence, apply the whole or any part of such collections or Proceeds against the Revolving Loans; and (b) for purposes of determining the amount of Loans available for borrowing purposes, (i) if the Lockbox Account is at Lender, Lender shall apply the daily ledger balance in the Lockbox Account as of the beginning of each Business Day in whole or in part against the Revolving Loans on the day of receipt, subject to actual collection and (ii) if the Lockbox Account is at another financial institution, Lender shall apply the daily ledger balance in the Lockbox Account as of the beginning of each Business Day in whole or in part against the Revolving Loans within one (1) Business Day of receipt, subject to actual collection.”
(m)    Section 9.1 (Borrowing Base Reports) of the Loan Agreement is amended and restated in its entirety to read as follows:

“9.1    Borrowing Base Reports. Representative, on behalf of the Borrowers, shall deliver to Lender an executed borrowing base certificate in Lender’s then current form at least once each week, which shall be accompanied by copies of Borrowers’ sales journal, cash receipts journal and credit memo journal for the relevant period. Such borrowing base report shall reflect the activity of Borrowers with respect to Accounts for the immediately preceding week and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be reasonably requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts; provided that, with respect to such borrowing base report, Borrowers’ ineligible Accounts and ineligible Inventory shall only be updated on a monthly basis, unless otherwise requested by Lender.”
(n)    The last sentence of Section 10 (Termination) of the Loan Agreement is amended and restated in its entirety to read as follows:

“If, during the term of this Agreement, Loan Parties prepay all of the Obligations (other than contingent indemnification obligations for which no claims have been asserted), return all Letters of Credit for cancellation (or Cash Collateralize) and this Agreement is terminated, Borrowers agree to pay to Lender as a prepayment fee, in addition to the payment of all other Obligations, an amount equal to two percent (2%) of the Maximum Loan Amount if such prepayment occurs on the day or any day prior to June 30, 2014.”
(o)    Section 13.5 (Dividends and Distributions) of the Loan Agreement is amended and restated in its entirety to read as follows:

“13.5    Dividends and Distributions. No Loan Party shall, nor shall it permit any Subsidiary to, declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if it is a corporation) or on account of any equity interest in such Loan Party or Subsidiary (if it is a partnership, limited liability company or other type of entity), except that, so long as no

Event of Default has occurred and is continuing, Lawson Products Delaware may declare and pay dividends or distributions in any calendar quarter in the following aggregate amounts based on EBITDA achieved in the immediately preceding calendar quarter:

EBITDA	Permitted Aggregate Dividends/Distributions
EBITDA ≥ Projected EBITDA	$1,100,000
Projected EBITDA > EBITDA ≥ Minimum EBITDA	$550,000
EBITDA < Minimum EBITDA	$0

; provided that, Lender shall receive from Representative at least fifteen (15) days’ advance written notice of each proposed dividend or distribution, together with sufficient documentation of Representative’s calculations to enable Lender to verify to its reasonable satisfaction that the proposed dividend or distribution meets all the requirements of, and does not exceed the amount permitted under, this paragraph;

and provided further that, notwithstanding the foregoing, commencing with the Fiscal Year ending December 31, 2014 and at all times thereafter, (x) so long as both before and after giving effect to such dividends and/or distributions no Specified Event of Default has occurred and is continuing or would result therefrom, Lawson Products Delaware may declare and pay dividends or distributions in any such Fiscal Year in an aggregate amount not to exceed $7,000,000 and (y) any Loan Party (other than Lawson Products Delaware) or any Subsidiary may declare and pay dividends or distributions to any other Loan Party that is its direct Parent. Compliance with the foregoing shall be evidenced by a compliance certificate in the form of Exhibit A attached hereto received by Lender from Representative at least seven (7) days prior to such proposed dividend or distribution that includes a calculation of all financial covenants contained in this agreement on a pro forma basis after giving effect to such dividends and/or distributions”
(p)    Section 14 (Financial Covenants) of the Loan Agreement is amended and restated in its entirety to read as follows:

“Section 14    Financial Covenants. Except as otherwise set forth below, Loan Parties shall maintain and keep in full force and effect each of the financial covenants set forth below:
14.1    Certain Pre Second Amendment Effective Date Financial Covenants.
14.1.1 EBITDA. Loan Parties shall not permit EBITDA to be less than the amount set forth below for the corresponding fiscal quarter period set forth below (“Minimum EBITDA”):

Quarter End	Amount
For the 3 month period ending on 9/30/2012	($1,000,000)
For the 3 month period ending on 12/31/2012	($1,500,000)
For the 3 month period ending on 3/31/2013	$0
For the 3 month period ending on 6/30/2013	$2,000,000
For the 3 month period ending on 9/30/2013	$2,000,000

14.1.2    Gross Availability. The average Gross Availability for each one month period shall not be less than the sum of (a) $5,000,000, plus (b) the Special Reserve, tested on the last day of each calendar month.
Notwithstanding the foregoing, commencing with the fiscal quarter ending December 31, 2013 and at all times thereafter, in lieu of the financial covenants set forth in Section 14.1 above, Loan Parties shall maintain and keep in full force and effect the following financial covenants set forth in Section 14.2 below.
14.2    Certain Post Second Amendment Effective Date Financial Covenants.
14.2.1    Tangible Net Worth. Tangible Net Worth shall not at any time be less than the Minimum Tangible Net Worth tested on the last day of each fiscal quarter; “Minimum Tangible Net Worth” being defined for purposes of this subsection as $45,000,000.00 at all times; and “Tangible Net Worth” being defined for purposes of this subsection with respect to the Loan Parties and their Subsidiaries on a consolidated basis as shareholders’ equity (including retained earnings) less the book value of all Intangible Assets on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to Lender, all as determined under GAAP applied on a basis consistent with the financial statement dated December 31, 2013 except as set forth herein.
14.2.2    Fixed Charge Coverage. Loan Parties shall not permit the ratio of EBITDA to Fixed Charges for each period set forth below (tested as of the last day of each such period) to be less than the ratio set forth below for the corresponding period set forth below:

Quarter End	Amount
For the 12 month period ending on 12/31/2013	1.10 to 1.00
For the 12 month period ending on 3/31/2014	1.10 to 1.00
For the 12 month period ending on 6/30/2014	1.10 to 1.00
For the 12 month period ending on 9/30/2014 and each 12 month period ending on the last day of each fiscal quarter thereafter	1.10 to 1.00

14.2.3    Gross Availability. The average Gross Availability for each one month period shall not be less than the sum of (a) $5,000,000, plus (b) the Special Reserve, tested on the last day of each calendar month.”
(q)    Clause (b) of Section 18.1.1 (Assignments) of the Loan Agreement is amended and restated in its entirety to read as follows:

“(b)    From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an assignment agreement between Lender and the Assignee, shall have the rights and obligations of Lender hereunder and (ii) Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, Lender) pursuant to an effective assignment agreement, Borrowers shall execute and deliver to the Assignee (and, as applicable, Lender) a Note in the principal amount of the Assignee’s pro rata share of the Revolving Loan Commitment (and, if applicable, a Note in the principal amount of the pro rata share of the Revolving Loan Commitment retained by Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Lender of such Note, Lender shall return to Borrowers any prior Note held by it.”
(r)    Subclause (A) of Section 18.1.1(d)(ii) (Assignments) of the Loan Agreement is amended and restated in its entirety to read as follows:

“(A) change the amount of the Revolving Loan Commitment or any stated fee payable with respect to the Revolving Loans pursuant to this Agreement or any other Loan Document or require Borrowers to pay any fee to the new Lender in connection with such assignment,”
(s)    The phrase “THE REVOLVING LOAN COMMITMENT AND TERM LOAN” set forth in the third line of Section 18.3 (Indemnification by Loan Parties) is hereby replaced with the phrase “THE REVOLVING LOAN COMMITMENT”.

Section 3    Conditions Precedent. The effectiveness of this Amendment is subject to satisfaction of the following conditions:

(a)    Lender shall have received a fully executed copy of this Amendment, in form and substance reasonably acceptable to Lender, executed by each of the Borrowers and Lender;

(b)    Lender shall have received a fully executed copy of the Amended and Restated Agreement Re: Blocked Deposit Accounts, in form and substance reasonably acceptable to Lender, executed by each of the Borrowers and Lender; as the lender and the bank thereunder; and

(c)    The representations and warranties set forth in Section 4 below shall be true and correct.

Section 4    Representations and Warranties. Each Loan Party hereby represents and warrants, in each case after giving effect to this Amendment, to Lender as follows:

(a)    The representations and warranties of each Loan Party in the Loan Agreement and each of the other Loan Documents to which it is a party shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty shall be true and correct in all respects) on the date hereof, except for representations and warranties that expressly relate to an earlier date which must be true and correct as of such earlier date;

(b)    No Default or Event of Default exists;

(c)    Each Loan Party has the power and authority to execute, deliver and perform its obligations under this Amendment and each other document, agreement and instrument executed by such Loan Party in connection with each of the foregoing;

(d)    The execution, delivery and performance by each Loan Party of this Amendment and each other document, agreement and instrument executed by such Loan Party in connection with each of the foregoing have been duly authorized by all necessary action; and

(e)    This Amendment constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability.

Section 5    Fees and Expenses. Borrowers agree to pay on demand all reasonable, out-of-pocket costs and expenses of or incurred by Lender, including, but not limited to, legal expenses and reasonable attorneys’ fees, in connection with the evaluation, negotiation, preparation, execution and delivery of this Amendment.

Section 6    Entire Agreement. This Amendment constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

Section 7    No Modification; No Waiver. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term of condition contained in the Loan Agreement or any other Loan Document or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, Lender reserves all rights, privileges and remedies under the Loan Documents. All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement, as amended hereby. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender under the Loan Agreement or any of the Loan Documents.

Section 8    Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

Section 9    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery by facsimile or electronic transmission of a portable document file (also known as a .pdf file) of an executed counterpart signature page shall be effective as a manually executed counterpart signature hereof.

Section 10    Governing Law; Other Waivers. This Amendment shall be governed and construed in accordance with the internal laws of the State of Illinois. Section 18.11 of the Loan Agreement is incorporated herein by reference, mutatis mutandis.

Section 11    Release. In consideration of Lender’s agreements contained in this Amendment, each Loan Party hereby irrevocably releases and forever discharges Lender and its affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Loan Party ever had or now has against Lender or any other Released Person which relates, directly or indirectly, to any acts of omissions of Lender or any other Released Person relating to the Loan Agreement or any other Loan Document on or prior to the date hereof.
[SIGNATURE PAGE FOLLOWS]

(Signature Page to Second Amendment to Loan and Security Agreement)

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to Loan and Security Agreement as of the date first above written.
BORROWERS:
LAWSON PRODUCTS, INC., a Delaware corporation

By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Executive Vice President, Chief Financial Officer

LAWSON PRODUCTS, INC., an Illinois corporation

By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Executive Vice President, Chief Financial Officer

DRUMMOND AMERICAN LLC, an Illinois limited liability company

By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Vice President

CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company

By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Vice President

AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation

By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Vise President

(Signature Page to Second Amendment to Loan and Security Agreement)

BORROWERS (con't):
SHIRE DIVESTITURE COMPANY, a Nevada corporation

By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Vice President

BARON DIVESTITURE COMPANY, an Illinois corporation

By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Vice President

(Signature Page to First Amendment to Loan and Security Agreement)

LENDER:
THE PRIVATEBANK AND TRUST COMPANY

By: /s/ Joseph G. Fudacz
Joseph G. Fudacz
Managing Director